EXHIBIT B-1 - FORM OF
                                                             NOTICE OF BORROWING


Fleet National Bank, as Administrative Agent
   for the Lenders parties
   to the Credit Agreement
   referred to below
   -------------------------
   _________________________                             [Date]

                     Attention:  _______________

Ladies and Gentlemen:

     The undersigned, [Name of Borrower], refers to the Second Amended and Restated Credit Agreement, dated as of September __, 2002 (as amended or modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among [Paxar Corporation], the undersigned, the other Borrowers party thereto, certain Lenders party thereto and Fleet National Bank, as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 2.02(a) of the Credit Agreement:The Business Day of the Proposed Borrowing is _______________, 200_.

          (i) The Business Day of the Proposed Borrowing is _____________,
     2000_.

          (ii) The Facility under which the Proposed Borrowing is requested is the ________ Facility.

          (iii)The Type of Advances comprising the Proposed Borrowing is [Prime Rate Advances] [Eurocurrency Rate Advances].

          (iv) The aggregate amount of the Proposed Borrowing is
     _______________.

          [(v) The initial Interest Period [and the currency] for each Eurocurrency Rate Advance made as part of the Proposed Borrowing is _____ month[s] and [Primary Currency].]

     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Revolving Credit
Borrowing:

          (A) the representations and warranties contained in each Loan Document are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Proposed Borrowing, in which case as of such specific date); and

          (B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.


                               Very truly yours,

                               [NAME OF BORROWER]


                               By
                                  ---------------------------------------------
                                  Title: